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                                                                      Exhibit 99

LANVISION SYSTEMS, INC.
News Release of LanVision Systems, Inc. Dated November 29, 1999


News Release

Visit our web site at: www.lanvision.com

                                           COMPANY CONTACTS:
                                           Brian Patsy
                                           President and Chief Executive Officer
                                           or Tom Perazzo Chief Operating
                                           Officer and Chief Financial Officer
                                           (513) 794-7100

                                           MORGEN-WALKE CONTACTS:
                                           Investor Relations: Donna Stein/
                                           Jill Meleski

FOR IMMEDIATE RELEASE                      Morgen-Walke Associates
                                           (212) 850-5600

      LANVISION SYSTEMS, INC.'S COMMON STOCK WILL BE LISTED ON THE NASDAQ SMALLCAP MARKET VIA AN EXCEPTION FROM CERTAIN LISTING REQUIREMENTS.


CINCINNATI, Ohio, November 29, 1999 --- LanVision Systems, Inc. (Nasdaq: LANV) today announced that its Common Stock will be transferred to the Nasdaq SmallCap Market, effective with the opening of business on November 30, 1999, via an exception from Nasdaq's minimum bid price and net tangible assets requirement.

Although LanVision failed to meet the minimum $1.00 minimum bid price requirement as of October 31, 1999, the Company was granted a temporary exception from this standard subject to LanVision meeting certain conditions. At October 31,1999, LanVision was in compliance with Nasdaq's standard minimum net tangible asset requirement for continued listing on the Small Cap Market; however, Nasdaq's current exception requires LanVision, by January 31, 2000, to demonstrate its ability to sustain compliance by meeting certain additional conditions specified by Nasdaq. The exceptions will expire on January 31, 2000. In the event the Company is deemed to have met the terms of the exceptions, it shall continue to be listed on The Nasdaq SmallCap Market. The Company believes that it can meet these conditions, however, there can be no assurance that it will do so. If at some future date the Company's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed on the OTC-Bulletin Board. For the duration of the exception, the Company's Nasdaq symbol will be LANVC.




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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: Statements made by LanVision that are not historical facts are forward looking statements that are subject to risks and uncertainties. LanVision's future financial performance could differ materially from expectations of management and from results reported now or in the past. Factors that could cause LanVision's financial performance to so differ include, but are not limited to, the impact of competitive products and pricing, product development, reliance on strategic alliances, availability of products procured from third party vendors, the healthcare regulatory environment, fluctuations in operating results, and other risks detailed from time to time in LanVision's filings with the U.S. Securities and Exchange commission.

(C)1999 LanVision Systems, Inc., Mason, OH 45040   All rights reserved.